Registration No. 333-_________

    As filed with the Securities and Exchange Commission on November 7, 2001
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------

                          BENTLEY PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

Delaware                                                  59-1513162
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                            Identification No.)

65 Lafayette Road, Third Floor, North Hampton, NH         03862-2403
(Address of Principal Executive Offices)                  (Zip Code)

                   AMENDED AND RESTATED 1991 STOCK OPTION PLAN
                            (Full title of the plan)

                                 James R. Murphy
                      Chairman and Chief Executive Officer
                          Bentley Pharmaceuticals, Inc.
                         65 Lafayette Road, Third Floor
                          North Hampton, NH 03862-2403
                     (Name and address of agent for service)

                                 (603) 964-8006
          (Telephone number, including area code, of agent for service)

                                 with a copy to:

                             Jordan A. Horvath, Esq.
                       Vice President and General Counsel
                          Bentley Pharmaceuticals, Inc.
                         65 Lafayette Road, Third Floor
                          North Hampton, NH 03862-2403
                                 (212) 874-4110

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE



                                                                    Proposed            Proposed
Title of                                                            maximum             maximum
each class                                     Amount               offering            aggregate         Amount of
of securities                                  to be                price per           offering          registration
to be registered                               registered(1)        share               price             fee
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $.02 par value per share           3,000            $     1.50         $    4,500          $        1
Common Stock, $.02 par value per share          31,856            $     2.00         $   63,712          $       16
Common Stock, $.02 par value per share          57,000            $     2.38         $  135,660          $       34
Common Stock, $.02 par value per share           5,000            $     2.44         $   12,200          $        3
Common Stock, $.02 par value per share          15,000            $     2.69         $   40,350          $       10
Common Stock, $.02 par value per share          40,000            $     2.88         $  115,200          $       29
Common Stock, $.02 par value per share          50,700            $     3.00         $  152,100          $       38
Common Stock, $.02 par value per share          16,900            $     3.30         $   55,770          $       14
Common Stock, $.02 par value per share         113,000            $     3.75         $  423,750          $      106
Common Stock, $.02 par value per share         176,100            $     5.88         $1,035,468          $      259
Common Stock, $.02 par value per share         109,200            $     7.25         $  791,700          $      198
Common Stock, $.02 par value per share         150,000            $     7.75         $1,162,500          $      291
Common Stock, $.02 par value per share          10,000            $     8.00         $   80,000          $       20
Common Stock, $.02 par value per share          25,000            $     8.50         $  212,500          $       53
Common Stock, $.02 par value per share           8,000            $     8.88         $   71,040          $       18
Common Stock, $.02 par value per share           5,000            $    10.63         $   53,150          $       13

TOTAL                                                                                                    $    1,103

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(1) Pursuant to Rule 416(b), there shall also be deemed covered hereby all additional securities resulting from anti-dilution adjustments under the Amended and Restated 1991 Stock Option Plan.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents heretofore filed by Bentley Pharmaceuticals, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "1934 Act") are incorporated herein by reference:

          (a) The Company's Report on Form 10-K for the year ended December 31, 2000;

          (b) The Company's Report on Form 8-K as filed with the Commission on March 2, 2001, as amended by Form 8-K/A filed with the Commission on April 26, 2001 and as further amended by Form 8-K/A filed with the Commission on May 7, 2001;

          (c) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001;

          (d) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001;

          (e) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001; and

          (f) the description of the Company's Common Stock contained in the Company's Amendment No. 1 to its Registration Statement on Form 8-A/A filed with the Commission on October 29, 1999.

          All documents filed subsequent to the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

          Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Jordan A. Horvath, General Counsel of the Company, is rendering an opinion on the validity of the securities registered hereunder and is eligible to be granted and has been granted options to purchase 150,000 shares of Common Stock under the Amended and Restated 1991 Stock Option Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Registrant's Amended and Restated Certificate of Incorporation (the "Certificate") provides that the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"). Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

          Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provisions shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL,  or (iv) for any  transaction  from which the  director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

          In addition, the Company has an insurance policy with Lexington Insurance Company in the amount of $5,000,000 with respect to potential liabilities of its directors and officers.

          Insofar  as   indemnification   for  liabilities   arising  under  the
Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered for resale, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

          Not Applicable.


ITEM 8.    EXHIBITS.


NUMBER                       DESCRIPTION OF EXHIBIT

  4.1 Registrant's Amended and Restated 1991 Stock Option Plan. (Reference is made to Appendix D to the Registrant's definitive Proxy Statement for Annual Meeting of Stockholders filed with the Securities and Exchange Commission on May 18, 1999, which exhibit is incorporated herein by reference.)

 *5.1     Opinion of Jordan A. Horvath, counsel to the Company

*23.1     Consent of Deloitte & Touche LLP

*23.2     Consent of Jordan A. Horvath (included in exhibit 5.1 hereto)

*24.1     Power of Attorney (included in signature page)

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*Filed herewith

ITEM 9. UNDERTAKINGS.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if the in aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in North Hampton, New Hampshire, on the 7th day of November, 2001.


                                       BENTLEY PHARMACEUTICALS, INC.


                                       By: /S/ JAMES R. MURPHY
                                           -------------------------------------
                                           James R. Murphy
                                           Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of James R. Murphy, Michael D. Price and Jordan A. Horvath and each of them with power of substitution, as his attorney-in-fact, in all capacities, to sign any amendments to this registration statement (including post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-facts or their substitutes may do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 7th day of November, 2001.


SIGNATURE                                  TITLE

/S/ JAMES R. MURPHY              Chairman, President, Chief Executive Officer
--------------------------       and Director (principal executive officer)
James R. Murphy

/S/ MICHAEL MCGOVERN             Vice Chairman and Director
--------------------------
Michael McGovern

/S/ ROBERT M. STOTE              Senior Vice President, Chief Science Officer
--------------------------       and Director
Robert M. Stote

/S/ MICHAEL D. PRICE             Vice President, Chief Financial Officer,
--------------------------       Treasurer, Secretary and Director (principal
Michael D. Price                 financial and accounting officer)


/S/ ROBERT GYURIK                Vice President of Pharmaceutical Development
--------------------------       and Director
Robert Gyurik



/S/ CHARLES L. BOLLING           Director
--------------------------
Charles L. Bolling

/S/ MIGUEL FERNANDEZ             Director
--------------------------
Miguel Fernandez

/S/ WILLIAM PACKER               Director
--------------------------
William Packer


                                  EXHIBIT INDEX


NUMBER                       DESCRIPTION OF EXHIBIT
------                       ----------------------

  4.1 Registrant's Amended and Restated 1991 Stock Option Plan. (Reference is made to Appendix D to the Registrant's definitive Proxy Statement for Annual Meeting of Stockholders filed with the Securities and Exchange Commission on May 18, 1999, which exhibit is incorporated herein by reference.)

 *5.1     Opinion of Jordan A. Horvath, counsel to the Company

*23.1     Consent of Deloitte & Touche LLP

*23.2     Consent of Jordan A. Horvath (included in exhibit 5.1 hereto)

*24.1     Power of Attorney (included in signature page)

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*Filed herewith